EXHIBIT 2.3









                     CONTRIBUTION AGREEMENT


                              AMONG


                        MALLINCKRODT INC.


                      ROCHE HOLDINGS, INC.


                               AND


               GIVAUDAN-ROURE (UNITED STATES) INC.





                  DATED AS OF FEBRUARY 4, 1997

                        Table of Contents
                        -----------------


                                                             Page
                                                             ----


RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

1.   DEFINITIONS AND INTERPRETATION. . . . . . . . . . . . . .  4
     1.1  Capitalized Terms. . . . . . . . . . . . . . . . . .  4
          1.1.1     Certificate of Designation . . . . . . . .  4
          1.1.2     Competitive Business . . . . . . . . . . .  4
          1.1.3     Consolidated Subsidiaries. . . . . . . . .  4
          1.1.4     Contribution Agreement . . . . . . . . . .  4
          1.1.5     Downward Adjustment. . . . . . . . . . . .  4
          1.1.6     Estimated Mallinckrodt Consideration . . .  5
          1.1.7     Exchange Act . . . . . . . . . . . . . . .  5
          1.1.8     F&F Debt . . . . . . . . . . . . . . . . .  5
          1.1.9     F&F Debt Payoff Amount . . . . . . . . . .  5
          1.1.10    F&F Stock. . . . . . . . . . . . . . . . .  5
          1.1.11    F&F Tastemaker B.V. Interest . . . . . . .  5
          1.1.12    F&F Tastemaker Partnership Interest. . . .  5
          1.1.13    Final Mallinckrodt Consideration . . . . .  5
          1.1.14    G-R Stock. . . . . . . . . . . . . . . . .  6
          1.1.15    GRC Financial Statements . . . . . . . . .  6
          1.1.16    Investment Assets. . . . . . . . . . . . .  6
          1.1.17    Investment Asset Adjustment. . . . . . . .  6
          1.1.18    Investment Asset Value . . . . . . . . . .  6
          1.1.19    Keepwell Agreement . . . . . . . . . . . .  6
          1.1.20    Letter of Credit . . . . . . . . . . . . .  6
          1.1.21    Newco Preferred Stock. . . . . . . . . . .  6
          1.1.22    Newco Stock. . . . . . . . . . . . . . . .  6
          1.1.23    Noncompetition Period. . . . . . . . . . .  6
          1.1.24    Roche Financial Statements . . . . . . . .  7
          1.1.25    Securities Act . . . . . . . . . . . . . .  7
          1.1.26    Tax. . . . . . . . . . . . . . . . . . . .  7
          1.1.27    Tax Return . . . . . . . . . . . . . . . .  7
          1.1.28    Term Sheet . . . . . . . . . . . . . . . .  8
          1.1.29    Transferee . . . . . . . . . . . . . . . .  8
          1.1.30    Upward Adjustment. . . . . . . . . . . . .  8
          1.1.31    Voting Agreement . . . . . . . . . . . . .  8
          1.1.32    Wrap Agreement . . . . . . . . . . . . . .  8
     1.2  Accounting Terms . . . . . . . . . . . . . . . . . .  8
     1.3  Construction . . . . . . . . . . . . . . . . . . . .  8
     1.4  Captions and Headings. . . . . . . . . . . . . . . .  8
     1.5  No Party Deemed Drafter. . . . . . . . . . . . . . .  9
     1.6  Reformation. . . . . . . . . . . . . . . . . . . . .  9
     1.7  Currency . . . . . . . . . . . . . . . . . . . . . .  9
     1.8  Materiality. . . . . . . . . . . . . . . . . . . . .  9

2.   CONTRIBUTION TRANSACTION. . . . . . . . . . . . . . . . . 11
     2.1  Contribution of F&F Stock. . . . . . . . . . . . . . 11
     2.2  Consideration. . . . . . . . . . . . . . . . . . . . 11
     2.3  Contributions. . . . . . . . . . . . . . . . . . . . 13
     2.4  Closing. . . . . . . . . . . . . . . . . . . . . . . 13
     2.5  Certificates for Newco Preferred Stock; Transfer
          Restrictions . . . . . . . . . . . . . . . . . . . . 13

3.   REPRESENTATIONS AND WARRANTIES OF MALLINCKRODT. . . . . . 15
     3.1  Organization, Standing and Power . . . . . . . . . . 15
     3.2  F&F Capital Structure. . . . . . . . . . . . . . . . 16
     3.3  F&F Interest in Tastemaker and Tastemaker B.V. . . . 16
     3.4  Authority. . . . . . . . . . . . . . . . . . . . . . 17
     3.5  Consents and Approvals; No Violation . . . . . . . . 18
     3.6  Actions, Etc.. . . . . . . . . . . . . . . . . . . . 20
     3.7  F&F Business, Assets and Liabilities . . . . . . . . 20
     3.8  Transactions with Affiliates.. . . . . . . . . . . . 21
     3.9  Agreements with Hercules . . . . . . . . . . . . . . 22
     3.10 No Existing Violation, Default, Etc. . . . . . . . . 22
     3.11 Orders, Litigation, Etc. . . . . . . . . . . . . . . 23
     3.12 Brokers. . . . . . . . . . . . . . . . . . . . . . . 23
     3.13 Contracts. . . . . . . . . . . . . . . . . . . . . . 23
     3.14 No Distribution. . . . . . . . . . . . . . . . . . . 24
     3.15 No Intention to Dispose of Newco Preferred Stock . . 24
     3.16 Tax Matters. . . . . . . . . . . . . . . . . . . . . 24

4.   REPRESENTATIONS AND WARRANTIES OF ROCHE AND NEWCO . . . . 25
     4.1  Organization, Standing and Power of GRC and Newco. . 25
     4.2  Standing of GRC and Newco. . . . . . . . . . . . . . 26
     4.3  Capital Structure. . . . . . . . . . . . . . . . . . 26
     4.4  Newco Preferred Stock. . . . . . . . . . . . . . . . 27
     4.5  Rights to Acquire Equity of GRC and Newco. . . . . . 27
     4.6  Authority to Enter Into Contribution Agreement . . . 28
     4.7  Authority to Enter Into Keepwell Agreement . . . . . 28
     4.8  Consents and Approvals; No Violation . . . . . . . . 28
     4.9  Financial Statements . . . . . . . . . . . . . . . . 30
     4.10 Orders, Actions, Etc . . . . . . . . . . . . . . . . 30
     4.11 Financial Capabilities . . . . . . . . . . . . . . . 31
     4.12 No Intention to Dispose of Newco Common Stock. . . . 31

5.   COVENANTS OF MALLINCKRODT . . . . . . . . . . . . . . . . 31
     5.1  Noncompetition . . . . . . . . . . . . . . . . . . . 31
     5.2  Documents to be delivered by Mallinckrodt at
          Closing. . . . . . . . . . . . . . . . . . . . . . . 33
     5.3  Confidentiality. . . . . . . . . . . . . . . . . . . 34
     5.4  Distributions. . . . . . . . . . . . . . . . . . . . 35
     5.5  Responsibility for F&F Transaction . . . . . . . . . 35
     5.6  Operations . . . . . . . . . . . . . . . . . . . . . 36

6.   COVENANTS OF ROCHE. . . . . . . . . . . . . . . . . . . . 36
     6.1  Deliveries . . . . . . . . . . . . . . . . . . . . . 36
     6.2  Certificate of Designation . . . . . . . . . . . . . 37
     6.3  Keepwell Agreement . . . . . . . . . . . . . . . . . 37
     6.4  Contribution of G-R Stock. . . . . . . . . . . . . . 37
     6.5  Documents to be Delivered by Newco and Roche at
          Closing. . . . . . . . . . . . . . . . . . . . . . . 37

7.   MUTUAL COVENANTS OF MALLINCKRODT, NEWCO AND ROCHE
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.1  Satisfaction of Conditions . . . . . . . . . . . . . 38
     7.2  Further Assurances . . . . . . . . . . . . . . . . . 39
     7.3  Preservation of Tax Free Status of Contribution. . . 39

8.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
          COVENANTS; INDEMNITY FOR DAMAGES . . . . . . . . . . 40
     8.1  Survival . . . . . . . . . . . . . . . . . . . . . . 40
     8.2  Limitations of Remedies. . . . . . . . . . . . . . . 41
     8.3  Indemnification Procedures . . . . . . . . . . . . . 42
     8.4  Claims Made in Written Notice. . . . . . . . . . . . 42

9.   RESOLUTION OF DISPUTES. . . . . . . . . . . . . . . . . . 42
     9.1  Conclusive and Exclusive . . . . . . . . . . . . . . 42
     9.2  Forum and Waivers. . . . . . . . . . . . . . . . . . 42

10.  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . 43
     10.1 Conditions to Obligations of Newco and Roche . . . . 43
          10.1.1    Accuracy of Representations and
               Warranties. . . . . . . . . . . . . . . . . . . 43
          10.1.2    Performance of Agreements. . . . . . . . . 43
          10.1.3    Officer's Certificate. . . . . . . . . . . 43
          10.1.4    Wrap Agreement Conditions. . . . . . . . . 44
          10.1.5    Legal Opinion. . . . . . . . . . . . . . . 44
     10.2 Conditions to Obligations of Mallinckrodt. . . . . . 44
          10.2.1    Accuracy of Representations and
               Warranties. . . . . . . . . . . . . . . . . . . 44
          10.2.2    Performance of Agreements. . . . . . . . . 44
          10.2.3    Officer's Certificates . . . . . . . . . . 45
          10.2.4    Wrap Agreement Conditions. . . . . . . . . 45
          10.2.5    Legal Opinions . . . . . . . . . . . . . . 45
          10.2.6    Release of Guaranties. . . . . . . . . . . 45
          10.2.7    Letter of Credit . . . . . . . . . . . . . 45

11.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . 46
     11.1 Termination and Cancellation . . . . . . . . . . . . 46
     11.2 Effect of Termination. . . . . . . . . . . . . . . . 47
     11.3 Notices. . . . . . . . . . . . . . . . . . . . . . . 47
          11.3.1    Mallinckrodt Notice Address. . . . . . . . 48
          11.3.2    Newco and Roche Notice Address . . . . . . 48
     11.4 Assignment . . . . . . . . . . . . . . . . . . . . . 49
     11.5 Waiver . . . . . . . . . . . . . . . . . . . . . . . 49
     11.6 Amendments . . . . . . . . . . . . . . . . . . . . . 49
     11.7 Limitations on Rights of Third Parties . . . . . . . 50
     11.8 Counterparts . . . . . . . . . . . . . . . . . . . . 50
     11.9 Governing Law. . . . . . . . . . . . . . . . . . . . 50
     11.10     Entire Agreement. . . . . . . . . . . . . . . . 50

                       Table of Appendices
                       -------------------

     APPENDIX A     --   Term Sheet for 5.5% Preferred Stock
     APPENDIX B     --   Form of Keepwell Agreement
     APPENDIX C     --   Mallinckrodt Legal Opinion
     APPENDIX D     --   Roche Legal Opinion
     APPENDIX E     --   Letter of Credit Commitment Letter



     THE TABLE OF APPENDICES SET FORTH ABOVE BRIEFLY IDENTIFIES THE CONTENTS OF ALL OMITTED APPENDICES TO THE CONTRIBUTION AGREEMENT DATED AS OF FEBRUARY 4, 1997 AMONG MALLINCKRODT INC., ROCHE HOLDINGS, INC. AND GIVAUDAN-ROURE (UNITED STATES) INC. (THE "AGREEMENT"). A LIST BRIEFLY IDENTIFYING THE CONTENTS OF ALL OMITTED SCHEDULES TO THE AGREEMENT IS AS FOLLOWS:

     SCHEDULE 3.5 -      CONTRACTS THAT REQUIRE CONSENT TO
                         TRANSACTION

     SCHEDULE 3.7 -      OTHER ASSETS AND LIABILITIES OF F&F

     SCHEDULE 3.8 -      TRANSACTIONS BETWEEN MALLINCKRODT OR F&F
                         AND ANY OF THE COMPANIES

     SCHEDULE 3.9 -      AGREEMENTS WITH HERCULES OR ITS
                         AFFILIATES

     SCHEDULE 3.13 -     AGREEMENTS TO WHICH F&F IS A PARTY

     SCHEDULE 3.16 -     TAX DISCLOSURES

MALLINCKRODT INC. WILL FURNISH SUPPLEMENTALLY A COPY OF ANY
OMITTED APPENDIX OR SCHEDULE TO THE SECURITIES AND EXCHANGE
COMMISSION UPON REQUEST.

                     CONTRIBUTION AGREEMENT
                     ----------------------

     This Contribution Agreement (the "CONTRIBUTION AGREEMENT") dated as of February 4, 1997, is made and entered into by and among MALLINCKRODT INC., a New York corporation ("MALLINCKRODT"), ROCHE HOLDINGS, INC., a Delaware corporation ("ROCHE"), and GIVAUDAN-ROURE (UNITED STATES) INC., a Delaware corporation and a wholly owned subsidiary of Roche ("NEWCO").

                            RECITALS
                            --------
     A. Tastemaker, a general partnership organized and existing under the laws of the State of Delaware ("TASTEMAKER"), and Tastemaker B.V., a limited liability entity organized and existing under the laws of The Netherlands ("TASTEMAKER B.V."), together are engaged globally, both directly and indirectly through their respective subsidiaries, in the development, manufacture and sale of ingredients and compounds used primarily to provide flavor or taste in food and beverage products (the "BUSINESS").
     B. Tastemaker is owned forty percent (40%) by Hercules Flavor, Inc., a Delaware corporation ("HFI") and wholly owned subsidiary of Hercules Incorporated, a Delaware corporation ("HERCULES"), ten percent (10%) by Hercules Credit, Inc., a Delaware corporation ("HCI") and wholly owned subsidiary of Hercules, and fifty percent (50%) by Fries & Fries, Inc., a Delaware corporation ("F&F") and wholly owned subsidiary of Mallinckrodt.
     C. Tastemaker B.V. is owned one percent (1%) by Tastemaker, forty-nine and one-half percent (49.5%) by F&F and forty-nine and one-half percent (49.5%) by Hercules Nederland B.V., a limited liability entity organized and existing under the laws of The Netherlands ("HNBV") and wholly owned subsidiary of Hercules.
     D. Givaudan-Roure (International) SA, a Swiss corporation ("GRI," and together with "ROCHE," the "INTERESTED PERSONS"), or certain Affiliates of Roche and GRI, as the case may be, ("GRI", together with such Affiliates, the "DESIGNATED BUYERS") and Tastemaker intend to enter into a series of Purchase and Sale Agreements (the "DESIGNATED TRANSACTION AGREEMENTS"), subject and pursuant to which and prior to the consummation of the transactions contemplated by this Contribution Agreement, the F&F Transaction Agreement (as hereinafter defined) and the Hercules Transaction Agreement (as hereinafter defined), Tastemaker shall transfer to the Designated Buyers, and the Designated Buyers shall acquire, all of Tastemaker's foreign subsidiaries, Tastemaker Finance, Inc., a Delaware corporation ("TFI"), and Tastemaker's one percent (1%) interest in Tastemaker B.V. in exchange for payment by the Designated Buyers of cash in the amounts specified in the Wrap Agreement (as hereinafter defined).
     E. Each of Hercules, Mallinckrodt and the Interested Persons are parties to that certain Agreement of even date herewith, which sets forth certain representations, warranties, covenants and agreements relating to, among other issues, the transfer by Hercules and HNBV to GRI of HNBV's interest in Tastemaker B.V. and the contribution by Mallinckrodt to Newco of Mallinckrodt's interest in F&F (the "WRAP AGREEMENT").
     F. The transfer by Hercules and HNBV to GRI of HNBV's interest in Tastemaker B.V. is covered by the Wrap Agreement and that certain Purchase and Sale Agreement entered into among Hercules, HNBV, Roche and GRI concurrently herewith (the "HERCULES TRANSACTION AGREEMENT"), and neither Mallinckrodt nor F&F shall have any liabilities, responsibilities or obligations with respect to any representation, warranty, covenant or agreement set forth in the Hercules Transaction Agreement.
     G. The transfer by F&F to GRI of F&F's interest in Tastemaker B.V. is covered by that certain Purchase and Sale Agreement of even date herewith entered into between F&F and GRI (the "F&F TRANSACTION AGREEMENT"), and (i) neither Hercules nor HNBV shall have any liabilities, responsibilities or obligations with respect to any representation, warranty, covenant or agreement set forth in the F&F Transaction Agreement, and (ii) except as expressly provided in Section 5.5 of this Contribution Agreement, Mallinckrodt shall have no liabilities, responsibilities or obligations with respect to any representation, warranty, covenant or agreement set forth in the F&F Transaction Agreement.
     H. On or prior to Closing, Roche desires to transfer to Newco, and Newco desires to acquire, all of the stock (the "G-R STOCK") of Givaudan-Roure Corporation, Inc., a Delaware corporation ("GRC") and a wholly owned subsidiary of Roche, in exchange for shares of common stock of Newco, representing (in conjunction with the common stock of Newco previously issued to Roche) one hundred percent (100%) of the issued and outstanding common stock of Newco in a transaction which Mallinckrodt and Roche intend will qualify as a tax-free contribution under
Section 351 of the Code.
     I. Mallinckrodt desires to contribute to Newco, and Newco desires to acquire, one hundred percent (100%) of the issued and outstanding capital stock of F&F in exchange for shares of preferred stock of Newco in a transaction which Mallinckrodt and Roche intend will qualify as a tax free contribution under
Section 351 of the Code, subject and pursuant to the terms and conditions of this Contribution Agreement and the Wrap Agreement.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

1.   DEFINITIONS AND INTERPRETATION
     ------------------------------
     1.1  Capitalized Terms.  Capitalized terms used in this
          -----------------
Contribution Agreement and not otherwise defined shall have the meanings ascribed to such terms in the Wrap Agreement. In addition, the following capitalized terms, when used in this Contribution Agreement and not otherwise defined, shall have the following indicated meanings:
          1.1.1     Certificate of Designation shall have the
                    --------------------------
meaning ascribed to such term in Section 6.2 of this Contribution
Agreement.
          1.1.2     Competitive Business shall have the meaning
                    --------------------
ascribed to such term in Section 5.1 of this Contribution
Agreement.
          1.1.3     Consolidated Subsidiaries shall mean those
                    -------------------------
persons and entities, the assets, liabilities or results of operations of which are included, or required by GAAP to be included, in the consolidated financial statements of Roche or GRC, as the case may be.
          1.1.4     Contribution Agreement shall mean this
                    ----------------------
agreement and all schedules, annexes, exhibits and appendices hereto, other than the Keepwell Agreement attached hereto as APPENDIX B.
          1.1.5     Downward Adjustment shall have the meaning
                    -------------------
ascribed to such term in Section 2.2 hereof.
          1.1.6     Estimated Mallinckrodt Consideration shall
                    ------------------------------------
mean an amount equal to (A) the sum of (i) 50% of the Estimated Adjusted Aggregate Value on the Closing Date, and (ii) 50% of the Investment Asset Adjustment, less (B) the F&F Debt Payoff Amount.
          1.1.7     Exchange Act shall mean the United States
                    ------------
Securities and Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.
          1.1.8     F&F Debt shall mean the indebtedness of F&F
                    --------
under that certain $600,000,000 Credit Agreement dated May 22, 1996 among F&F, as Borrower, Mallinckrodt, as Guarantor, Morgan Guaranty Trust Company of New York, as Administrative Agent, Citibank, N.A., as Documentation Agent, and the various banks from time to time a party thereto.
          1.1.9     F&F Debt Payoff Amount shall mean the amount
                    ----------------------
of principal, accrued but unpaid interest, fees and other costs and premium or penalty (if any) required to be paid in order to pay in full and discharge the F&F Debt on the Closing Date.
          1.1.10    F&F Stock shall have the meaning ascribed to
                    ---------
such term in Section 3.2 of this Contribution Agreement.
          1.1.11    F&F Tastemaker B.V. Interest shall have the
                    ----------------------------
meaning ascribed to such term in Section 3.3 of this Contribution
Agreement.
          1.1.12    F&F Tastemaker Partnership Interest shall
                    -----------------------------------
have the meaning ascribed to such term in Section 3.3 of this Contribution Agreement.
          1.1.13    Final Mallinckrodt Consideration shall mean
                    --------------------------------
an amount equal to (A) the sum of (i) 50% of the Adjusted Aggregate Value, and (ii) 50% of the Investment Asset Adjustment, less (B) the F&F Debt Payoff Amount.
          1.1.14    G-R Stock shall have the meaning ascribed to
                    ---------
such term in Recital H of this Contribution Agreement.
          1.1.15    GRC Financial Statements shall mean the
                    ------------------------
audited consolidated financial statements of GRC as of, and for the year ended, December 31, 1995.
          1.1.16    Investment Assets shall have the meaning
                    -----------------
ascribed to the term "INVESTMENT ASSETS" in the Partnership
Agreement.
          1.1.17    Investment Asset Adjustment shall mean the
                    ---------------------------
positive or negative difference between (i) the aggregate Investment Asset Value of all Investment Assets as of the Adjustment Time, and (ii) the aggregate face amount of all Investment Assets.
          1.1.18    Investment Asset Value shall have the meaning
                    ----------------------
ascribed to the term "INVESTMENT ASSET VALUE" in the Partnership
Agreement.
          1.1.19    Keepwell Agreement shall mean the Keepwell
                    ------------------
Agreement attached hereto as APPENDIX B.
          1.1.20    Letter of Credit shall have the meaning
                    ----------------
ascribed to such term in Section 10.2.7 of this Contribution
Agreement.
          1.1.21    Newco Preferred Stock shall have the meaning
                    ---------------------
ascribed to such term in Section 4.4 of this Contribution
Agreement.
          1.1.22    Newco Stock shall have the meaning ascribed
                    -----------
to such term in Section 4.3 of this Contribution Agreement.
          1.1.23    Noncompetition Period shall have the meaning
                    ---------------------
ascribed to such term in Section 5.1 of this Contribution
Agreement.
          1.1.24    Roche Financial Statements shall mean the
                    --------------------------
consolidated audited financial statements of Roche as of, and for the year ended, December 31, 1995.
          1.1.25    Securities Act shall have the meaning
                    --------------
ascribed to such term in Section 2.5 of this Contribution
Agreement.
          1.1.26    Tax shall mean (i) any federal, state, local
                    ---
or foreign income, profits, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, capital stock or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or addition to tax imposed by any Governmental Authority, (ii) liability of F&F for the payment of any amounts of the type described in clause
(i) above as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of F&F for payments of such amounts was determined or taken into account with reference to the liability of any other person for any Pre-Closing Tax Period (as defined in the Tax Annex) or Straddle Period (as defined in the Tax Annex), and (iii) liability of F&F for the payment of any amounts as a result of being party to any Tax sharing, allocation, compensation or like agreement or arrangement binding F&F or with respect to the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify, any other entity or individual.
          1.1.27    Tax Return shall mean any return, report or
                    ----------
similar statement (including any attached schedules) required to be filed with any Governmental Authority and relating to Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Taxes.
          1.1.28    Term Sheet shall mean the Term Sheet for 5.5%
                    ----------
Preferred Stock attached to this Contribution Agreement as
APPENDIX A.
          1.1.29    Transferee shall have the meaning ascribed to
                    ----------
such term in Section 2.5 of this Contribution Agreement.
          1.1.30    Upward Adjustment shall have the meaning
                    -----------------
ascribed to such term in Section 2.2 hereof.
          1.1.31    Voting Agreement shall mean that certain
                    ----------------
power of attorney dated August 31, 1994 given to Tastemaker by HNBV and F&F, pursuant to which Tastemaker is given the power to represent, and vote the interests of, HNBV and F&F in the general meetings of shareholders of Tastemaker B.V.
          1.1.32    Wrap Agreement shall have the meaning
                    --------------
ascribed to such term in Recital E of this Contribution
Agreement.
     1.2  Accounting Terms.  Accounting terms used in this
          ----------------
Contribution Agreement and not otherwise defined shall have the meanings ascribed thereto under GAAP.
     1.3  Construction.  Unless the context clearly indicates to
          ------------
the contrary, words singular or plural in number shall be deemed to include the other and pronouns having a neuter, masculine or feminine gender shall be deemed to include and refer to any and all genders. Whenever the terms "herein," "hereunder," or words of like import are used in this Contribution Agreement, the intended reference is to the entire Contribution Agreement and not to the clause, sentence or section in which such word appears.
     1.4  Captions and Headings.  The captions and headings in
          ---------------------
this Contribution Agreement are inserted for convenience of reference only and shall not be considered a part of, or affect the construction or interpretation of, any provision of this Contribution Agreement.
     1.5  No Party Deemed Drafter. This Contribution Agreement
          -----------------------
represents the culmination of extensive and arms length negotiations between the parties. No party shall be deemed the drafter of this Contribution Agreement, and this Contribution Agreement shall not be construed for or against either party by reason of a particular party being deemed the drafter.
     1.6  Reformation.   Should any term or condition of this
          -----------
Contribution Agreement be determined by a court of competent jurisdiction to be unenforceable for any reason, including, without limitation, violation of statute or public policy, such provision shall, if possible, be reformed by the parties hereto or, if the parties cannot agree, by the appropriate court of competent jurisdiction to comply with applicable legal requirements in a manner that is as close in its intent and effect to the original provision as possible or, if such reformation cannot be accomplished, shall be stricken without affecting the validity of any other term or condition of this Contribution Agreement.
     1.7  Currency. All references in this Contribution Agreement
          --------
to "dollars" or "$" shall be deemed to mean and refer to United
States dollars.
     1.8  Materiality.   Whenever the terms "material" or
          -----------
"material adverse effect" are used in Section 3 and Section 10.1 of this Contribution Agreement in reference to F&F or Mallinckrodt, such terms shall be interpreted and construed as meaning "material" to the business, assets, condition (financial or otherwise) or results of operations of F&F, taken as a whole, or of Mallinckrodt, taken as a whole, as the case may be, or referencing a "material adverse effect" on the business, assets, condition (financial or otherwise) or results of operations of F&F, taken as a whole, or of Mallinckrodt, taken as a whole, as the case may be; provided, however, that any such effect caused
                 --------  -------
by or resulting from (i) any change in generally accepted accounting principles, (ii) the pendency or announcement of the transactions contemplated by the Transaction Documents or the D&F Transaction Agreements, (iii) fluctuations in the relative value of domestic and/or foreign currencies, or (iv) any change in economic conditions generally shall not be considered when determining whether a material adverse effect has occurred. Whenever the terms "material" or "material adverse effect" are used in Section 4 and Section 10.2 of this Contribution Agreement, such terms shall be interpreted and construed as meaning "material" to the business, assets, condition (financial or otherwise) or results of operations of Roche and its Consolidated Subsidiaries, taken as a whole, of Newco, taken as a whole, or of GRC, taken as a whole, as the case may be, or referencing a "material adverse effect" on the business, assets, condition (financial or otherwise) or results of operations of Roche and its Consolidated Subsidiaries, taken as a whole, of Newco, taken as a whole, or of GRC, taken as a whole, as the case may be; provided, however, that any such effect caused by or
        --------  -------
resulting from (i) any change in generally accepted accounting principles, (ii) the pendency or announcement of the transactions contemplated by the Transaction Documents or the D&F Transaction Agreements, (iii) fluctuations in the relative value of domestic and/or foreign currencies, or (iv) any change in economic conditions generally shall not be considered when determining whether a material adverse effect has occurred.

2.   CONTRIBUTION TRANSACTION
     ------------------------
     2.1  Contribution of F&F Stock.  Subject and pursuant to the
          -------------------------
terms and conditions of this Contribution Agreement and the Wrap Agreement, Mallinckrodt shall contribute to Newco on the Closing Date one hundred percent (100%) of the issued and outstanding capital stock of F&F in exchange for the number of shares of Newco Preferred Stock required to be issued and delivered to Mallinckrodt by Newco, as provided in Section 2.2 below. Mallinckrodt shall be solely responsible for all covenants, representations, warranties, liabilities and obligations of Mallinckrodt under this Contribution Agreement, and neither Hercules nor HNBV shall have any responsibilities, liabilities or obligations under this Contribution Agreement.
     2.2  Consideration.  Mallinckrodt shall obtain and deliver
          -------------
to each of Roche and Newco five (5) business days in advance of the Closing Date, written confirmation from F&F's lenders as to the F&F Debt Payoff Amount. On the Closing Date, subject to the last sentence of this Section 2.2, Newco shall issue and deliver to Mallinckrodt shares of Newco Preferred Stock having an aggregate stated value equal to the Estimated Mallinckrodt Consideration. The Adjusted Aggregate Value shall be determined in accordance with Section 2.6.1 of the Wrap Agreement. Within ten (10) days after the date upon which the Working Capital Adjustment and the Long-Term Liabilities Adjustment are finally determined pursuant to Section 2.6.1 of the Wrap Agreement (whether by agreement of the parties, dispute resolution or as a result of the failure to timely provide a required notice), then either (i) if the Working Capital Adjustment and the Long-Term Liabilities Adjustment as finally determined result in a Final Mallinckrodt Consideration that is higher than the Estimated Mallinckrodt Consideration determined and paid on the Closing Date (the amount by which the Final Mallinckrodt Consideration exceeds such Estimated Mallinckrodt Consideration being hereinafter referred to as the "UPWARD ADJUSTMENT"), Newco shall deliver, and Roche shall cause Newco to deliver to Mallinckrodt certificates representing shares of Newco Preferred Stock having a stated value equal to the Upward Adjustment and cash in an amount equal to any dividends which would have been paid on such shares since the Closing Date, as well as interest on such unpaid dividends, or (ii) if the Working Capital Adjustment and the Long-Term Liabilities Adjustment as finally determined result in a Final Mallinckrodt Consideration that is lower than the Estimated Mallinckrodt Consideration determined and paid on the Closing Date (the amount by which such Estimated Mallinckrodt Consideration price exceeds the Final Mallinckrodt Consideration being hereinafter referred to as the "DOWNWARD ADJUSTMENT"), Mallinckrodt shall return to Newco certificates representing shares of Newco Preferred Stock received on the Closing Date having a stated value equal to the Downward Adjustment and shall pay to Newco cash in an amount equal to the dividends paid on such shares since the Closing Date, as well as interest on such paid dividends. Interest shall be paid from and including the Closing Date or, in the case of interest on declared but unpaid dividends, from the date such dividend was payable to but excluding the date of payment at a rate per annum equal to the rate of interest announced by Morgan Guaranty Trust Company of New York from time to time as its Base Rate in New York City in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. Notwithstanding the foregoing, if at any time the aggregate stated value of the Newco Preferred Stock required to be delivered to Mallinckrodt pursuant to this
Section 2.2 exceeds $200,000,000, at the option of Newco, Newco shall not be obligated to deliver to Mallinckrodt Newco Preferred Stock having an aggregate stated value in excess of $200,000,000 and Newco shall pay to Mallinckrodt in cash the amount in excess of $200,000,000 otherwise required to be delivered to Mallinckrodt in Newco Preferred Stock.
     2.3  Contributions. At or prior to the contribution by
          -------------
Mallinckrodt of the stock of F&F to Newco in exchange for Newco Preferred Stock as provided in Section 2.1 above, Roche shall contribute to Newco all of its right, title and interest in the G-R Stock, in exchange for shares of common stock of Newco, representing (in conjunction with the common stock of Newco previously issued to Roche) one hundred percent (100%) of the issued and outstanding common stock of Newco.
     2.4  Closing.  The closing of the transactions contemplated
          -------
by this Contribution Agreement shall occur at the time and place, and on the Closing Date established by the parties under and pursuant to the Wrap Agreement.
     2.5  Certificates for Newco Preferred Stock; Transfer
          ------------------------------------------------
Restrictions.  (a) Each certificate for Newco Preferred Stock
------------
issued to Mallinckrodt as part of the Tastemaker Combined and Consolidated Value shall bear the following legend:
               "The securities represented hereby have
          not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of except in accordance with the terms thereof and unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of certain states or unless an exception from such registration is available. In addition, transfer or other disposition of the Securities represented hereby is restricted as provided in the Contribution Agreement dated as of February 4, 1997 among Mallinckrodt Inc., Roche Holdings, Inc.,
          Givaudan-Roure (International) SA, and the
          Issuer.
          (b) The Newco Preferred Stock has not been and will not be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"). The Newco Preferred Stock may not be offered or sold to, or for the account or benefit of, any person other than in a transaction exempt from the registration requirements of the Securities Act and in compliance with all applicable securities laws.
          (c) No Newco Preferred Stock may be sold, disposed of or otherwise transferred to any person (a "TRANSFEREE"), without the prior written approval of Roche (which approval shall not be unreasonably withheld) and unless Roche: (i) shall have received not less than twenty (20) days prior to any such transfer: (1) an opinion of counsel reasonably satisfactory to Roche stating that such transfer does not require the registration of such Newco Preferred Stock with the Securities and Exchange Commission of the United States or any other securities regulatory authority; and (2) an agreement in writing, reasonably satisfactory to Roche, executed by the Transferee in which such Transferee agrees to be bound by the provisions of this Section 2.5; and (ii) are reasonably satisfied that any such transfer will not result in any reporting requirement under the 1934 Act.
          (d) Any attempt by any person to transfer any of the Newco Preferred Stock other than in accordance with the provisions of this Section 2.5 shall be deemed to be null and void and shall not be given effect on the books and records of Newco.
          (e) Notwithstanding anything in this Section 2.5 to the contrary, Newco hereby agrees to the assignment by Mallinckrodt to the Morgan Guaranty Trust Company of New York of the Newco Preferred Stock and Mallinckrodt's rights with respect thereto, all as more particularly described in APPENDIX E

3.   REPRESENTATIONS AND WARRANTIES OF MALLINCKRODT
     ----------------------------------------------
     Mallinckrodt represents and warrants to Newco and Roche as of the date hereof and as of the Closing Date as follows:
     3.1  Organization, Standing and Power.  Mallinckrodt is a

          --------------------------------
corporation duly organized and validly existing under the laws of the State of New York and has the requisite power and authority to carry on its business as conducted on the date hereof. F&F is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as conducted on the date hereof. F&F is duly qualified as a foreign corporation and in good standing in each jurisdiction where the nature of its properties or the conduct of its business makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a material adverse effect on F&F.
     3.2  F&F Capital Structure.  The authorized capital of F&F
          ---------------------
consists of 10,000 common shares, $1.00 par value per share, (the "F&F STOCK"), of which 100 shares are issued and outstanding, and none of which shares are held in the treasury of F&F. All of the issued and outstanding shares of F&F Stock were duly and validly authorized and issued, are fully paid and nonassessable, and are free of preemptive rights. Mallinckrodt owns all of the issued and outstanding shares of F&F Stock, free and clear of all security interests, liens, claims, pledges, voting rights, charges and encumbrances of any nature whatsoever. There are no options, warrants, calls, rights or agreements to which Mallinckrodt (or its Affiliates) or F&F is a party obligating Mallinckrodt (or its Affiliates) or F&F to issue, deliver, sell, repurchase, redeem or otherwise acquire or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired additional shares of capital stock of F&F, or obligating Mallinckrodt (or its Affiliates) or F&F to grant, extend or enter into any such option, warrant, call, right or agreement.
     3.3  F&F Interest in Tastemaker and Tastemaker B.V.  F&F
          ---------------------------------------------
owns a fifty percent (50%) partnership interest in Tastemaker (the "F&F TASTEMAKER PARTNERSHIP INTEREST"), free and clear of all security interests, liens, claims, pledges, voting rights, charges and encumbrances of any nature whatsoever. Except as provided in the Partnership Agreement, there are no options, warrants, calls, rights or agreements to which F&F is a party obligating F&F to issue, deliver, sell, repurchase, redeem or otherwise acquire or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired any partnership interests in Tastemaker or obligating F&F to grant, extend or enter into any such option, call, right, warrant or agreement. Prior to the consummation of the transactions contemplated by the F&F Transaction Agreement, F&F owns a forty-nine and one-half percent (49.5%) interest in Tastemaker B.V. (the "F&F TASTEMAKER B.V. INTEREST"), free and clear of all security interests, liens, claims, pledges, voting rights, charges and encumbrances of any nature whatsoever except for the F&F Transaction Agreement and the Voting Agreement. The F&F Tastemaker B.V. Interest has been duly authorized and validly issued and is fully paid. Subject and pursuant to the terms of the F&F Transaction Agreement, F&F will transfer and deliver to GRI at the Closing valid title to the F&F Tastemaker B.V. Interest, free and clear of all security interests, liens, claims, pledges, voting rights, charges and encumbrances of any nature, except for the Voting Agreement. Except pursuant to the F&F Transaction Agreement, there are no options, warrants, calls, rights or agreements to which F&F is a party obligating F&F to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchased, redeemed or otherwise acquired, any ownership interest in Tastemaker B.V. or obligating F&F to grant, extend or enter into any such option, warrant, call, right or agreement. A true and complete copy of the Voting Agreement has been made available to the Interested Persons.
     3.4  Authority.  Mallinckrodt has all requisite power and
          ---------
authority to enter into this Contribution Agreement and the Wrap Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Contribution Agreement and the Wrap Agreement and the consummation by Mallinckrodt of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Mallinckrodt. This Contribution Agreement and the Wrap Agreement have been duly executed and delivered by Mallinckrodt and (assuming the due authorization, execution and delivery of this Contribution Agreement by Roche and Newco and the due authorization, execution and delivery of the Wrap Agreement by the Interested Persons and Hercules) constitute the valid and binding obligations of Mallinckrodt, enforceable against Mallinckrodt in accordance with their respective terms. F&F has all requisite power and authority to enter into the F&F Transaction Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the F&F Transaction Agreement by F&F and the consummation by F&F of the transactions contemplated thereby have been duly authorized by all necessary action on the part of F&F. The F&F Transaction Agreement has been duly executed and delivered by F&F and (assuming the due authorization, execution and delivery by GRI) constitutes a valid and binding obligation of F&F, enforceable against F&F in accordance with its terms.
     3.5  Consents and Approvals; No Violation.  Except as
          ------------------------------------
described on SCHEDULE 3.5 to this Contribution Agreement, the execution and delivery by Mallinckrodt of this Contribution Agreement and the Wrap Agreement, and the execution and delivery by F&F of the F&F Transaction Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or, except as provided in the Partnership Agreement, to the loss of a material right or benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of F&F under: (i) any provision of the Certificate of Incorporation or By-Laws of Mallinckrodt or F&F,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, agreement, instrument, permit, concession, franchise or license by which Mallinckrodt or F&F is bound, or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation by which Mallinckrodt or F&F is bound or to which any of their respective properties or assets is subject, other than, in the case of clauses (ii) and (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that would not reasonably be expected to have a material adverse effect on F&F and would not impair the ability of Mallinckrodt to perform its obligations under this Contribution Agreement and the Wrap Agreement, or the ability of F&F to perform its obligations under the F&F Transaction Agreement, prevent the consummation of any of the transactions contemplated hereby or thereby or, other than by reason of any act or omission of Roche, GRI or Newco, materially and adversely affect the rights and benefits of Roche or Newco hereunder, of the Interested Persons under the Wrap Agreement, or of GRI under the F&F Transaction Agreement. No filing, declaration or registration with, or authorization, consent, order or approval of, any Governmental Authority is required by, or with respect to, Mallinckrodt or F&F in connection with the execution and delivery by Mallinckrodt of the Wrap Agreement or this Contribution Agreement, or the execution and delivery by F&F of the F&F Transaction Agreement, or the consummation by Mallinckrodt of the transactions contemplated by the Wrap Agreement and this Contribution Agreement, or the execution and delivery by F&F of the F&F Transaction Agreement, except: (a) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, (b) for such filings, declarations, registrations, consents, approvals, orders and authorizations of the countries disclosed in APPENDIX F to the Wrap Agreement, and such filings, declarations, registrations, consents, approvals, orders and authorizations that may be required under the laws of any other foreign country in which any of the Companies is organized, conducts any business or owns any property or assets; and (c) for such other filings, declarations, registrations, consents, approvals, orders and authorizations the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Mallinckrodt or F&F and would not impair the ability of Mallinckrodt or F&F to perform their obligations hereunder or thereunder, prevent the consummation by Mallinckrodt or F&F, of any of the transactions contemplated hereby or thereby or, other than by reason of any acts or omissions of Roche, GRI or Newco, materially and adversely affect the rights and benefits of Roche hereunder, of the Interested Persons under the Wrap Agreement, or of GRI under the F&F Transaction Agreement.
     3.6  Actions, Etc.  There are no actions, suits or claims or
          -------------
legal, administrative or arbitration proceedings or investigations pending against or, to the knowledge of Mallinckrodt, threatened against or affecting Mallinckrodt or any of its properties, assets or businesses, relating to the transactions contemplated by this Contribution Agreement, the Wrap Agreement or the F&F Transaction Agreement that would impair the ability of Mallinckrodt or F&F to perform their obligations hereunder or thereunder.
     3.7  F&F Business, Assets and Liabilities.  F&F's business
          ------------------------------------
consists solely of regular and ongoing management input regarding the operation and management of the Companies and the provision of administrative services in support of the Companies and the Business. F&F has no employees, consultants, independent contractors, assets (including shares or other investments) or liabilities of any kind, whether accrued, contingent, absolute, determined or otherwise, or, attributable to F&F as a result of F&F being an Affiliate of Mallinckrodt or any other person prior to Closing, including without limitation, liabilities relating to ERISA and environmental matters, except for (i) the ownership of the F&F Tastemaker Partnership Interest and the rights and obligations of F&F with respect thereto, (ii) the ownership of the F&F Tastemaker B.V. Interest and the rights and obligations of F&F with respect thereto, (iii) the rights and obligations of F&F under the F&F Transaction Agreement, (iv) those assets and liabilities described on SCHEDULE 3.7 to this Contribution Agreement, and (v) those liabilities and obligations of F&F arising under that certain $600,000,000 Credit Agreement dated May 22, 1996 among F&F, as Borrower, Mallinckrodt, as Guarantor, Morgan Guaranty Trust Company of New York, as Administrative Agent, Citibank, N.A., as Documentation Agent, and the various banks from time to time a party thereto (the "CREDIT AGREEMENT").

A true and complete copy of the Credit Agreement has been made available to the Interested Persons. The Credit Agreement is in full force and effect, and there exists no material default by F&F or, to Mallinckrodt's knowledge, any other person or entity under the Credit Agreement.
     3.8  Transactions with Affiliates.  Except as described on
          ----------------------------
SCHEDULE 3.8 to this Contribution Agreement, there are no material transactions between Mallinckrodt, any of its Affiliates (other than F&F), or F&F and any of the Companies other than any such transactions which have been entered into on an arms length basis in the ordinary course of the Companies' business. True and complete copies of all agreements described on SCHEDULE 3.8 have been made available to the Interested Persons. All of the agreements described on SCHEDULE 3.8 are in full force and effect, and there exists no material default by Mallinckrodt or F&F or, to Mallinckrodt's knowledge, any other person or entity under such agreements.
     3.9  Agreements with Hercules.  Except as described on
          ------------------------
SCHEDULE 3.9 to this Contribution Agreement, none of Mallinckrodt, any of its Affiliates (other than F&F), or F&F is a party to any agreement with Hercules, HNBV, HFI or HCI that is material to any of the Companies. True and complete copies of all agreements described on SCHEDULE 3.9 have been made available to the Interested Persons. All agreements described on SCHEDULE
3.9 are in full force and effect, and there exists no material default by Mallinckrodt or F&F or, to Mallinckrodt's knowledge, Hercules, HNBV, HFI or HCI under such agreements.
     3.10 No Existing Violation, Default, Etc.   F&F is not in
          ------------------------------------
violation of (i) its charter or other organizational documents,
(ii) any applicable law, ordinance or administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Authority having jurisdiction over it, except for any violation that would not reasonably be expected to have or to cause a material adverse effect on it. No event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default exists or, upon consummation of the transactions contemplated by this Contribution Agreement, will exist under any loan or credit agreement, note, bond, mortgage, indenture or guarantee of indebtedness for borrowed money or any other material agreement or instrument to which F&F is a party or by which F&F or its properties, assets or business is bound, except for any such default or event of default which would not reasonably be expected to have a material adverse effect on F&F.
     3.11 Orders, Litigation, Etc.   There are no outstanding
          ------------------------
orders, judgments, injunctions, awards or decrees of any Governmental Authority against F&F or any of its properties, assets or businesses that would reasonably be expected to have a material adverse effect on F&F. There are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending against or, to Mallinckrodt's knowledge, threatened against or affecting F&F or any of its properties, assets or businesses that would reasonably be expected to have a material adverse effect on F&F.
     3.12 Brokers.  No broker, investment banker or other person,
          -------
other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Mallinckrodt, is entitled to any broker's, finder's or other similar fee or commission in connection with the execution and delivery of, or the consummation of the transactions contemplated by, this Contribution Agreement, the Wrap Agreement or the F&F Transaction Agreement based on agreements or arrangements made by Mallinckrodt or F&F.
     3.13 Contracts.  SCHEDULE 3.13 attached hereto contains a
          ---------
list of all agreements, commitments, arrangements or plans to which F&F is a party or by which F&F or its properties is bound. Each agreement, commitment, arrangement or plan required to be disclosed pursuant to this Section 3.13 is a valid and binding agreement of F&F, and is in full force and effect, and neither F&F nor, to Mallinckrodt's knowledge, after due inquiry, any other party thereto is in default or breach under the terms of any such agreement, commitment, arrangement or plan. True and complete copies of all such documents have been delivered to Newco and Roche by Mallinckrodt.
     3.14 No Distribution.  Except as described in Section 2.5
          ---------------
hereof, the transfer of the Newco Preferred Stock by Newco hereunder, and the receipt of the Newco Preferred Stock by Mallinckrodt, is solely for Mallinckrodt's own account and not for Mallinckrodt as nominee or agent for any other person and is not made with a view by Mallinckrodt to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof or
Section 2.5 hereof.
     3.15 No Intention to Dispose of Newco Preferred Stock.
          ------------------------------------------------
Mallinckrodt has no present plan or intention to sell, exchange, transfer by gift or otherwise dispose of the Newco Preferred Stock to be received by Mallinckrodt upon its contribution of the capital stock of F&F to Newco pursuant to this Contribution Agreement, except as described in Section 2.5 hereof.
     3.16 Tax Matters.  Except as set forth in SCHEDULE 3.16
          -----------
attached hereto, with respect to Taxes and Tax Returns: (i) all Tax Returns required to be filed by F&F on or prior to the date hereof have been filed when due in accordance with all applicable laws; (ii) as of the time of filing, or, if subsequently amended as of the date of such amendment, and to the knowledge of Mallinckrodt, such Tax Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of F&F and any other information required to be shown therein; (iii) all Taxes shown to be due on such Tax Returns have been timely paid, withheld or remitted to the appropriate Governmental Authority or extensions for payment have been duly obtained; (iv) as of the date hereof, neither F&F nor any member of any affiliated, consolidated, combined or unitary group of which F&F is or has been a member has waived or granted any extension of any statute of limitations in respect of any such Tax Returns or Taxes; (v) as of the date hereof, there is no audit, dispute, claim, action, proceeding or investigation pending or, to the knowledge of Mallinckrodt threatened against or with respect to F&F with respect to any Tax, which audit, dispute, claim, action, proceeding or investigation, if determined adversely, would reasonably be expected in combination with any such audits, disputes, claims, actions, proceedings or investigations, to have a material adverse effect on F&F; (vi) as of the date hereof, F&F is not delinquent in the payment of any Tax, requested any extension of time within which to file any Tax Return and has not yet filed such Return, and all deficiencies asserted or assessments made as a result of any audit by a Governmental Authority of a Tax Return of F&F have been paid in full; and (vii) as of the date hereof, there are no requests for rulings or determinations in respect of any Tax pending between any Governmental Authority and F&F.

4.   REPRESENTATIONS AND WARRANTIES OF ROCHE AND NEWCO
     -------------------------------------------------
     Newco and Roche jointly and severally represent and warrant to Mallinckrodt as of the date hereof and as of the Closing Date, as follows:
     4.1  Organization, Standing and Power of GRC and Newco.
          -------------------------------------------------
Each of GRC and Newco is a corporation duly organized and validly existing in good standing under the laws of Delaware and has the requisite power and authority to carry on its businesses as conducted on the date hereof. Newco has previously delivered to Mallinckrodt true and complete copies of its Certificate of Incorporation and Bylaws, both of which documents are in full force and effect and have not been amended, modified, or rescinded.
     4.2  Standing of GRC and Newco.  Each of GRC and Newco is
          -------------------------
duly qualified to transact business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Newco or GRC.
     4.3  Capital Structure.  The authorized capital of Newco
          -----------------
consists of 100 common shares, $1.00 par value per share, and, as of the Closing Date, that certain amount of shares of 5.5% preferred shares, with a stated value of $1,000 per share, which will be issued by Newco in connection with the consummation of the transactions contemplated under this Contribution Agreement (collectively, the "NEWCO STOCK"). At all times prior to the Closing of this Contribution Agreement, no preferred shares are issued and outstanding, and no shares of capital stock are held in the treasury of Newco. All of the issued and outstanding shares of Newco Stock were duly and validly authorized and issued, are fully paid and nonassessable, and are free of preemptive rights. Roche owns all of the issued and outstanding shares of Newco Stock, free and clear of all security interests, liens, claims, pledges, voting rights, charges and encumbrances of any nature whatsoever. The authorized capital of GRC consist of 1,500 common shares, $1.00 par value per share, of which 1,500 shares are issued and outstanding, and none of which shares are held in the treasury of GRC. All of the issued and outstanding shares G-R Stock were duly and validly authorized and issued, are fully paid and nonassessable, and are free of preemptive rights. Roche owns all of the issued and outstanding shares of G-R Stock, free and clear of all security interests, liens, claims, pledges, voting rights, charges and other encumbrances of any nature whatsoever. On the Closing Date, Newco will own all of the issued and outstanding shares of G-R Stock, free and clear of all security interests, liens, claims, pledges, voting rights, charges and other encumbrances of any nature whatsoever.
     4.4  Newco Preferred Stock.   The preferred stock of Newco
          ---------------------
required to be issued to Mallinckrodt pursuant to Section 2.2 (the "NEWCO PREFERRED STOCK") shall, when so issued, be duly authorized, validly issued and outstanding and fully paid and nonassessable and shall not be subject to any liens, restrictions, voting trusts or other claims or encumbrances of any nature. The terms of the Newco Preferred Stock shall be as set forth in the Term Sheet attached as APPENDIX A hereto, and upon and after the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, the rights and preferences of the Newco Preferred Stock set forth in such Certificate of Designation shall be legal, valid and enforceable by any holder of Newco Preferred Stock.
     4.5  Rights to Acquire Equity of GRC and Newco.  Except
          -----------------------------------------
pursuant to this Contribution Agreement or the Certificate of Designation, there are no options, warrants, calls, rights or agreements to which Roche, GRC or Newco is a party obligating Roche, GRC or Newco to issue, deliver, sell, repurchase, redeem, or otherwise acquire or cause to be issued, delivered, sold, repurchased or otherwise acquired additional shares of capital stock of GRC or Newco, or obligating Roche, GRC or Newco to grant, extend or enter into any such option, warrant, call, right or agreement.
     4.6  Authority to Enter Into Contribution Agreement.  Each
          ----------------------------------------------
of Roche and Newco has all requisite power and authority to enter into this Contribution Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Contribution Agreement by each of Roche and Newco and the consummation by Roche and Newco of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Newco. This Contribution Agreement has been duly executed and delivered by each of Roche and Newco and (assuming the due authorization, execution and delivery thereof by Mallinckrodt) constitutes a valid and binding obligation of each of Roche and Newco, enforceable against each of Roche and Newco in accordance with its terms.
     4.7  Authority to Enter Into Keepwell Agreement.  Roche has
          ------------------------------------------
all requisite power and authority to enter into the Keepwell Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Keepwell Agreement by Roche and the consummation by Roche of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Roche. The Keepwell Agreement shall, when duly executed and delivered by Roche (and assuming the due authorization, execution and delivery thereof by Mallinckrodt), constitute a valid and binding obligation of Roche, enforceable against Roche in accordance with its terms.
     4.8  Consents and Approvals; No Violation.  The execution
          ------------------------------------
and delivery by Roche of the Keepwell Agreement and this Contribution Agreement, and the execution and delivery by Newco of this Contribution Agreement will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, (i) any provision of the charter or organizational documents of any of Roche, Newco or GRC, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, agreement, instrument, permit, concession, franchise or license by which any of Roche, Newco or GRC is bound or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation by which any of Roche, Newco or GRC is bound or to which any of their respective properties or assets is subject, other than, in the case of clauses (ii) and (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that would not reasonably be expected to have a material adverse effect on Roche, GRC or Newco, and would not impair the ability of Roche to perform its obligations under the Keepwell Agreement and this Contribution Agreement or the ability of Newco to perform its obligations under this Contribution Agreement, prevent the consummation by Roche, GRC or Newco of the transactions contemplated by the Keepwell Agreement or this Contribution Agreement or, other than by reason of any act or omission of Mallinckrodt, materially and adversely affect the rights and benefits of Mallinckrodt under the Keepwell Agreement and this Contribution Agreement. No filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by or with respect to Roche in connection with the execution and delivery by Roche of the Keepwell Agreement or the consummation by Roche of the transactions contemplated by the Keepwell Agreement.
     4.9  Financial Statements.  The Roche Financial Statements
          --------------------
fairly present the consolidated financial condition of Roche and its Consolidated Subsidiaries as at the respective dates of the Roche Financial Statements and the consolidated income and cash flows of Roche and its Consolidated Subsidiaries for the periods ending on the respective dates of the Roche Financial Statements.

The GRC Financial Statements fairly present the consolidated financial condition of GRC and its Consolidated Subsidiaries as of the respective dates of the GRC Financial Statements and the consolidated income and cash flows of GRC and its Consolidated Subsidiaries for the periods ending on the respective dates of the GRC Financial Statements. Each of the Roche Financial Statements and the GRC Financial Statements were prepared in accordance with GAAP applied on a consistent basis (except as otherwise indicated in such financial statements or the notes thereto), subject, in the case of unaudited interim financial statements, to normal recurring year-end adjustments. Since the date of the most recent of the Roche Financial Statements, there has been no material adverse change in Roche. Since the date of the most recent GRC Financial Statements, there has been no material adverse change in GRC. Newco is a newly formed corporation and Newco has never conducted any business. Except for Newco's right and obligations under this Contribution Agreement, Newco does not have any assets or liabilities.
     4.10 Orders, Actions, Etc.  There are no outstanding orders,
          ---------------------
judgments, injunctions, awards or decrees of any Governmental Authority against either of GRC or Newco or any of their properties, assets or businesses that would reasonably be expected to have a material adverse effect on either of GRC or Newco. There are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending against or, to Newco's or Roche's knowledge, threatened against or affecting, either of GRC or Newco or any of their properties, assets or businesses that would reasonably be expected to have a material adverse effect on either of GRC or Newco. There are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending against or, to Newco's or Roche's knowledge, threatened against or affecting, any of Newco, GRC or Roche or any of their properties, assets or businesses relating to the transactions contemplated by this Contribution Agreement.
     4.11 Financial Capabilities.  Roche and Newco have, and on
          ----------------------
the Closing Date will have, readily available credit, or access thereto, in an amount sufficient to enable Roche to satisfy the condition set forth in Section 10.2.6 of this Contribution Agreement on or before the Closing Date.
     4.12 No Intention to Dispose of Newco Common Stock.  Roche
          ---------------------------------------------
has no present plan or intention to sell, exchange, transfer by gift or otherwise dispose of the common stock of Newco to be received by Roche upon its contribution of the G-R Stock to Newco pursuant to this Contribution Agreement.

5.   COVENANTS OF MALLINCKRODT
     -------------------------
     5.1  Noncompetition.     During the period commencing on the
          --------------
Closing Date and continuing until the third annual anniversary of the Closing Date (the "NONCOMPETITION PERIOD"), Mallinckrodt shall not, directly or indirectly, own, manage, operate or control any business anywhere in the world which develops, manufactures and sells ingredients and compounds used primarily to provide flavor or taste in food and beverage products in competition with the Business conducted by the Companies on the date hereof (a "COMPETITIVE BUSINESS"); provided, however, that the foregoing covenant shall not prohibit, or be interpreted as prohibiting, Mallinckrodt from (i) continuing in any line of business conducted by Mallinckrodt or any division or affiliate of Mallinckrodt (other than the Companies and F&F) on the date hereof, regardless of whether any such business is a Competitive Business; (ii) conducting research and development for, or manufacturing and selling raw materials to, a Competitive Business; (iii) developing, manufacturing or selling ingredients and compounds used in food and beverage products primarily for purposes other than to provide flavor or taste; (iv) entering into any relationship with a person or entity not owned, managed, operated or controlled by Mallinckrodt for purposes unrelated to the business of developing, manufacturing or selling ingredients and compounds used primarily to provide flavor or taste in food and beverage products, regardless of whether such person or entity conducts a Competitive Business; (v) making equity investments in publicly owned companies which conduct a Competitive Business, provided such investments do not confer upon Mallinckrodt more than 10% of the equity of such company;
(vi) retaining or acquiring additional equity in Newco; or (vii) acquiring control of any person or entity which conducts a Competitive Business if Mallinckrodt commences, within six (6) months of such acquisition, transfer to a person or entity which is not an Affiliate of Mallinckrodt of that portion of the business of such person or entity as constitutes a Competitive Business upon terms and conditions and at a price determined by Mallinckrodt in its sole discretion, and thereafter diligently pursues such transfer.
     5.2  Documents to be delivered by Mallinckrodt at Closing.
          ----------------------------------------------------
On the Closing Date, and in addition to any other documents required to be delivered pursuant to this Contribution Agreement or the Wrap Agreement, Mallinckrodt shall deliver (or cause to be delivered) to Roche the following, in form and substance reasonably satisfactory to Roche:
     (A) certificates representing all of the F&F Stock registered on the books of F&F in the name of Newco;
     (B)  stock books, stock ledgers, minute books and corporate seals of F&F;
     (C) certificates of good standing for F&F from the Secretary of State of the State of Delaware dated within twenty (20) days of the Closing Date, together with a bringdown telegram from the Secretary of State of the State of Delaware dated the Closing Date, relating to such certification of good standing;
     (D) a copy of the Certificate of Incorporation of F&F certified by the Secretary of State of the State of Delaware to be a true and complete copy thereof, which certification by said Secretary of State shall be dated within twenty (20) days of the Closing Date;
     (E) a copy of F&F's Certificate of Incorporation and current Bylaws certified as of and at the Closing Date by the Secretary of F&F to be true and complete copies of such documents and further certified as of and at the Closing Date to be in full force and effect without amendment;
     (F) receipts for the Newco Preferred Stock delivered on the Closing Date by Newco pursuant to Section 2.2 hereof; and
     (G) duly executed assignments of all Intellectual Property owned by the Companies, including, without limitation, all Intellectual Property listed in Schedule 3.18 of the Disclosure Schedule to the Wrap Agreement, and registered in the name of Mallinckrodt or an Affiliate of Mallinckrodt and which has not been previously formally assigned to or registered in the name of any of the Companies.
     5.3  Confidentiality.  After Closing, Mallinckrodt and its
          ---------------
Affiliates will hold, and will use their best efforts to cause their respective officers, directors and employees to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Companies and the Business, except to the extent that such information was:

(a) previously known on a nonconfidential basis by Mallinckrodt;
(b) in the public domain through no fault of Mallinckrodt;
(c) later lawfully acquired by Mallinckrodt from any source other than one related to Mallinckrodt's prior ownership of the Companies, which source was not bound by any confidentiality obligation; or (d) disclosed for purposes of litigation prosecution or defense, Tax return preparation or payment, reporting historical financial results and other proper business purposes. Notwithstanding anything in this Section 5.3 to the contrary, the obligation of Mallinckrodt and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.
     5.4  Distributions.  Mallinckrodt shall not permit F&F to
          -------------
distribute to Mallinckrodt, any Affiliate of Mallinckrodt or any other entity prior to the Closing any proceeds of the sale of the F&F Tastemaker B.V. Interest received by F&F pursuant to the F&F Transaction Agreement.
     5.5  Responsibility for F&F Transaction.  Mallinckrodt shall
          ----------------------------------
cause F&F to fully and timely fulfill and perform, and Mallinckrodt hereby unconditionally guarantees the full and timely performance and fulfillment by F&F of, all of F&F's obligations under the F&F Transaction Agreement required to be performed or fulfilled by F&F prior to the completion of the closing of the transactions contemplated by the F&F Transaction Agreement; provided, however, that upon and after completion of the closing of the transactions contemplated by the F&F Transaction Agreement (i) Mallinckrodt shall be fully and finally released of all liabilities, responsibilities and obligations with respect to all representations, warranties, covenants, agreements and other obligations of F&F under the F&F Transaction Agreement, and (ii) no claim may be asserted or maintained against Mallinckrodt with respect to any representation, warranty, covenant, agreement or other obligation under the F&F Transaction Agreement and all such claims shall be, and hereby are, forever released, waived and barred. Notwithstanding anything in this Contribution Agreement and in the F&F Transaction Agreement to the contrary, the parties to this Contribution Agreement acknowledge and agree that pursuant to the Wrap Agreement, each of Roche, GRI, Hercules and Mallinckrodt have acknowledged and agreed that in entering into, and consummating the transactions contemplated by, and after the consummation of the transactions contemplated by, the F&F Transaction Agreement, GRI and Mallinckrodt, on behalf of itself and F&F, are relying upon, and are entitled to rely upon, the representations, warranties and covenants of Roche, GRI, Hercules and Mallinckrodt set forth in the Wrap Agreement. Each of Roche, Newco and Mallinckrodt further acknowledges and agrees that in entering into, and consummating the transactions contemplated by, and after the consummation of the transactions contemplated by, the F&F Transaction Agreement, GRI and Mallinckrodt, on behalf of itself and F&F, are relying upon, and are entitled to rely upon, the representations, warranties and covenants of Roche, Newco and Mallinckrodt set forth in this Contribution Agreement.
     5.6  Operations.  From the date hereof to the Closing Date,
          ----------
Mallinckrodt shall cause F&F to: (i) conduct its operations in compliance with applicable laws and only in the ordinary course consistent with past practices; (ii) use best efforts to maintain its properties, assets and facilities in their present condition, reasonable use and ordinary wear and tear excepted; and (iii) continue to maintain insurance with coverages, deductibles and limits as exist on the date of this Contribution Agreement.

6.   COVENANTS OF ROCHE
     ------------------
     6.1  Deliveries.  On or before the Closing Date, Roche shall
          ----------
deliver or cause to be delivered to Mallinckrodt unaudited consolidated balance sheets and income statements of Roche and its Consolidated Subsidiaries as at and for the interim period ending on the last day of the most recent accounting month of Roche prior to the Closing Date for which such statements are available. The foregoing statements to be delivered by Roche to Mallinckrodt shall be prepared in accordance with the customary accounting practices, procedures and policies of Roche used in connection with regularly prepared, internal financial statements.
     6.2  Certificate of Designation.  On or prior to the
          --------------------------
Closing, Newco shall file with the Secretary of State of the State of Delaware a Certificate of Designation with respect to the Newco Preferred Stock, which Certificate of Designation (the "CERTIFICATE OF DESIGNATION") shall be consistent with the Term Sheet and otherwise acceptable in form and substance to Mallinckrodt and the issuer of the Letter of Credit.
     6.3  Keepwell Agreement.  On the Closing Date, Roche shall
          ------------------
duly execute and deliver to Mallinckrodt a Keepwell Agreement.
     6.4  Contribution of G-R Stock.  On or prior to the
          -------------------------
contribution by Mallinckrodt of the stock of F&F to Newco in exchange for Newco Preferred Stock as provided in Section 2.1 above, Roche shall cause appropriate share transfer instruments relating to the G-R Stock to be delivered to Newco in exchange for shares of common stock of Newco, representing (in conjunction with the common stock of Newco previously issued to Roche) one hundred percent (100%) of the issued and outstanding common stock of Newco.
     6.5  Documents to be Delivered by Newco and Roche at
          -----------------------------------------------
Closing.  On the Closing Date, in addition to any other documents
-------
required to be delivered pursuant to this Contribution Agreement or the Wrap Agreement, Newco and Roche shall deliver (or cause to be delivered) to Mallinckrodt the following, in form and substance reasonably satisfactory to Mallinckrodt:
     (A) certificates representing the number of shares of Newco Preferred Stock to be delivered on the Closing Date duly registered in Mallinckrodt's name;
     (B) a certificate of good standing for each of Roche and Newco from the Secretary of State of the State of Delaware dated within twenty (20) days of the Closing Date, together with a bringdown telegram from the Secretary of State of the State of Delaware dated the Closing Date, relating to such good standing certificates;
     (C) a copy of the Certificate of Incorporation, including the Certificate of Designation, of Newco certified by the Secretary of State of the State of Delaware to be a true and complete copy thereof, which certification by said Secretary of State shall be dated within twenty
          (20) days of the Closing Date;
     (D) a copy of Newco's Certificate of Incorporation, including the Certificate of Designation and current Bylaws certified by the Secretary of Newco to be true and complete copies of such documents and further certified to be in full force and effect without amendment;
     (E)  evidence of the transfer to Newco of all of the G-R
          Stock; and
     (F) receipts for the F&F Stock and the other items delivered pursuant to Section 5.2 hereof.

7.   MUTUAL COVENANTS OF MALLINCKRODT, NEWCO AND ROCHE
     -------------------------------------------------
     7.1  Satisfaction of Conditions.   From and after the date
          --------------------------
hereof, each of Mallinckrodt, Newco and Roche shall use their best efforts (individually or jointly, as the case may be) to cause all conditions precedent set forth in Sections 10.1 and
10.2 of this Contribution Agreement (as appropriate to each of them) to be satisfied and fulfilled at the earliest practicable date, to the extent the satisfaction or fulfillment thereof is its responsibility hereunder or within its reasonable control.
If any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions precedent to the obligations of any party to consummate the transactions contemplated by this Contribution Agreement, each of the parties shall use its best efforts to cure or remove the effect of the event as expeditiously as possible; provided, however, that (without limitation) nothing set forth in
--------  -------
this Section 7.1 shall be construed as requiring any party to institute litigation or expend any sums in the defense or settlement of litigation in order to cure or remove the effect of any such event.
     7.2  Further Assurances. After the Closing Date, each of
          ------------------
Mallinckrodt, Newco and Roche shall, from time to time upon any other party's request, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further assignments, documents, instruments, transfers, conveyances, discharges, releases, assurances and consents, and shall take or cause to be taken such further actions, as such other party may reasonably request to further evidence or carry out the transactions contemplated by, and the purposes of, this Contribution Agreement.
     7.3  Preservation of Tax Free Status of Contribution.
          -----------------------------------------------
Following the Closing, none of Roche, Newco or Mallinckrodt shall take any actions, or fail to take any action, that causes Mallinckrodt's contribution of the capital stock of F&F to Newco, or Roche's contribution of the G-R Stock to Newco, not to qualify as tax free (except to the extent of the receipt pursuant to this Contribution Agreement of "other property or money" within the meaning of Section 351(b) of the Code) under Section 351 of the Code.

8.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
     -------------------------------------------
          COVENANTS; INDEMNITY FOR DAMAGES
          --------------------------------
     8.1  Survival.  All representations and warranties of the
          --------
parties made in this Contribution Agreement, and all covenants and agreements of the parties made in this Contribution Agreement and required to be performed on or before the Closing Date, shall survive until 5:00 p.m. Eastern Standard Time on the second annual anniversary of the Closing Date, notwithstanding any investigation heretofore made or omitted by the parties, and shall expire and be of no further force and effect after such time; provided, however, that the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and
4.7 shall survive indefinitely and the representations and warranties contained in Section 3.16 shall survive until the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof by Mallinckrodt) or, if none is applicable, the second annual anniversary of the Closing Date, and the representations and warranties contained in Sections 3.15 and
4.12 and the covenants contained in Section 7.3 shall survive until the expiration of the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the United States federal income tax period of, in the case of Sections 4.12 and 7.3 (insofar as either Section contains a covenant of Roche), Mallinckrodt and, in the case of Sections
3.15 and 7.3 (insofar as either Section contains a covenant of Mallinckrodt), Roche, in which the consummation of this Contribution Agreement occurs. No party will have any liability to any other party arising out of a breach of any representation or warranty contained in this Contribution Agreement or of any covenant or agreement made in this Contribution Agreement and required to be performed on or before the Closing Date, unless the party claiming that such breach occurred gives to the other party hereto written notice and a detailed explanation of the alleged breach at or before 5:00 p.m. Eastern Standard Time on the last day of the applicable survival period; provided, however, that if notice of a claim is timely given, the claim specified in such notice, and the specific representation, warranty, covenant or agreement upon which any such claim is based, shall survive until such claim has been finally resolved.
     8.2  Limitations of Remedies.  The indemnification remedy
          -----------------------
set forth in Article 8 of the Wrap Agreement and in the Tax Annex and any injunctive or other equitable relief to which any party may be entitled from a court of appropriate jurisdiction shall be the sole remedies to which any party hereto is entitled for any breach or non-compliance with the provisions of this Contribution Agreement, or any agreement, instrument or document delivered in connection herewith. Any recovery of Damages pursuant to the indemnification remedy set forth in this Section 8 and Article 8 of the Wrap Agreement, shall be limited to a recovery of compensatory damages and shall not include any special, punitive, exemplary, incidental or consequential damages or damages of any similar type; provided that any such non-compensatory damages shall be recoverable if and to the extent awarded by a court or other adjudicate body of appropriate jurisdiction and authority at an outcome of any third party claim for which indemnification is otherwise available hereunder.
     8.3  Indemnification Procedures.  The parties agree that the
          --------------------------
procedures for asserting claims for indemnification and recovery of Damages shall be as set forth in Article 8 of the Wrap Agreement.
     8.4  Claims Made in Written Notice.  All claims for
          -----------------------------
indemnification hereunder shall be made in a written notice setting forth, with particularity, the nature of the claim for which indemnification is sought. All parties agree that no claim for indemnification shall be made hereunder unless the party requesting indemnification shall have a good faith belief that it is entitled to indemnification hereunder.

9.   RESOLUTION OF DISPUTES
     ----------------------
     9.1  Conclusive and Exclusive.  Each and all disputes under
          ------------------------
this Contribution Agreement shall be conclusively and exclusively resolved in accordance with the terms and conditions set forth in
Section 9 of the Wrap Agreement.
     9.2  Forum and Waivers.  EACH OF NEWCO, ROCHE AND
          -----------------
MALLINCKRODT AGREES THAT, EXCEPT TO THE EXTENT OTHERWISE PROVIDED IN THE TAX ANNEX TO THE WRAP AGREEMENT, ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS CONTRIBUTION AGREEMENT, ITS VALIDITY OR PERFORMANCE, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR SUCCESSORS AND ASSIGNS AT NEW YORK, NEW YORK, WHICH SHALL BE THE EXCLUSIVE FORUM FOR ALL SUCH ACTIONS, SUITS OR PROCEEDINGS. EACH OF NEWCO, ROCHE AND MALLINCKRODT CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY STATE OR FEDERAL COURT SITUATED AT NEW YORK, NEW YORK HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO THE PARTIES AT THEIR RESPECTIVE ADDRESSES SET FORTH IN SECTION 11.3 OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE STATE OF NEW YORK. EACH OF NEWCO, ROCHE AND MALLINCKRODT WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. EACH OF NEWCO, ROCHE AND MALLINCKRODT HEREBY RECIPROCALLY AND IRREVOCABLY WAIVES TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE RELATING TO THIS CONTRIBUTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.  CONDITIONS PRECEDENT
     --------------------
     10.1 Conditions to Obligations of Newco and Roche.  The
          --------------------------------------------
obligations of each of Newco and Roche to consummate the transactions contemplated by this Contribution Agreement are subject to the satisfaction or waiver by Newco and Roche in writing of each of the following conditions precedent:
          10.1.1    Accuracy of Representations and Warranties.
                    ------------------------------------------
The representations and warranties of Mallinckrodt made herein shall be true and correct in all material respects on the Closing Date.
          10.1.2    Performance of Agreements.  Mallinckrodt
                    -------------------------
shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Contribution Agreement to be performed and complied with by it on or prior to the Closing Date.
          10.1.3    Officer's Certificate.  Newco and Roche shall
                    ---------------------
have received from Mallinckrodt a certificate dated the Closing Date signed by a duly authorized officer of Mallinckrodt certifying to each of Newco and Roche that the representations and warranties of Mallinckrodt made herein are true and correct in all material respects on the Closing Date as if made at and as of such date and that Mallinckrodt has performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Contribution Agreement to be performed and complied with by it at or prior to the Closing Date.
          10.1.4    Wrap Agreement Conditions.  All of the
                    -------------------------
conditions precedent to the obligations of the Interested Persons set forth in the Wrap Agreement shall have been satisfied or waived in writing by the Interested Persons.
          10.1.5    Legal Opinions.  Each of Newco and Roche

                    --------------
shall have received the legal opinion, dated as of the Closing Date, of Mallinckrodt's Vice President and General Counsel with respect to those matters set forth in APPENDIX C to this Contribution Agreement.
     10.2 Conditions to Obligations of Mallinckrodt.  The
          -----------------------------------------
obligations of Mallinckrodt to consummate the transactions contemplated by this Contribution Agreement are subject to the satisfaction or waiver by Mallinckrodt in writing of each of the following conditions precedent:
          10.2.1    Accuracy of Representations and Warranties.
                    ------------------------------------------
The representations and warranties of Newco and Roche made herein shall be true and correct in all material respects on the Closing Date.
          10.2.2    Performance of Agreements.  Each of Newco and
                    -------------------------
Roche shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Contribution Agreement to be performed and complied with by it on or prior to the Closing Date.
          10.2.3    Officer's Certificates.  Mallinckrodt shall
                    ----------------------
have received from each of Newco and Roche a certificate dated the Closing Date signed by a duly authorized officer of each of Newco and Roche certifying that the representations and warranties of Newco and Roche made herein are true and correct in all material respects on the Closing Date as if made at and as of such date and that Newco and Roche have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Contribution Agreement to be performed or complied with by them at or prior to the Closing Date.
          10.2.4    Wrap Agreement Conditions.  All of the
                    -------------------------
conditions precedent to the obligations of Hercules and Mallinckrodt set forth in the Wrap Agreement shall have been satisfied or waived in writing by each of Hercules and Mallinckrodt.
          10.2.5    Legal Opinions.  Mallinckrodt shall have
                    --------------
received the legal opinion, dated as of the Closing Date, of the General Counsel and Vice President of Hoffmann-LaRoche Inc. with respect to those matters set forth in APPENDIX D to this Contribution Agreement.
          10.2.6    Release of Guaranties.  Mallinckrodt shall
                    ---------------------
have been fully and finally released from all liabilities, obligations and responsibilities with respect to any and all indebtedness of F&F and the Companies, including, without limitation, Mallinckrodt's liabilities, obligations and responsibilities with respect to the F&F Debt and Mallinckrodt's guarantee thereof and with respect to the Tastemaker Debt and Mallinckrodt's guarantee thereof.
          10.2.7    Letter of Credit.  Mallinckrodt shall have
                    ----------------
received an irrevocable stand-by letter issued by Morgan Guaranty Trust Company in an amount not less than the stated value of the Newco Stock issued to Mallinckrodt at Closing consistent with the Commitment Letter attached as APPENDIX E to this Contribution Agreement (the "LETTER OF CREDIT").

11.  MISCELLANEOUS
     -------------
     11.1 Termination and Cancellation.  This Contribution
          ----------------------------
Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to Closing:
          11.1.1    By the mutual written consent of the parties
hereto;
          11.1.2    By any party hereto if neither the
terminating party nor an Affiliate of the terminating party is then in material breach of its obligations under any of the Transaction Documents or the D&F Transaction Agreements if the Closing Date has not occurred on or before the Closing Deadline;
          11.1.3 By either of Mallinckrodt or Roche if any of the Wrap Agreement, the Hercules Transaction Agreement or the D&F Transaction Agreements is terminated in accordance with the terms thereof prior to consummation of the transactions contemplated thereby;
          11.1.4 By Roche if any of the conditions precedent set forth in Section 10.1 have not been satisfied on or before the date established as the Closing Date (as the same may be extended pursuant to Section 10.3 of the Wrap Agreement);
          11.1.5 By Mallinckrodt if any of the conditions precedent set forth in Section 10.2 have not been satisfied on or before the date established as the Closing Date (as the same may be extended pursuant to Section 10.3 of the Wrap Agreement); or
          11.1.6    By any party hereto if neither the
terminating party nor an Affiliate of the terminating party is then in material breach of its obligations hereunder if another party hereto has materially breached any covenant herein, such breach is within the reasonable control of the breaching party and either (i) such breach is not capable of being cured or corrected or (ii) the breaching party has not cured or corrected such breach within ten (10) days after receipt of notice of such breach.
          11.1.7 By any party hereto if there shall be any law or regulation adopted subsequent to the date hereof that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.
     11.2 Effect of Termination.  Upon any termination of this
          ---------------------
Contribution Agreement, each party hereto shall bear all expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Contribution Agreement. No such termination shall relieve any party hereto of any liability for a breach of or default under this Contribution Agreement, which liability including all expenses of each party hereto incurred in connection with the negotiation, preparation, execution and performance of this Contribution Agreement, shall continue notwithstanding such termination. The provisions of
Section 5.3 hereof shall survive any termination of this
Contribution Agreement.
     11.3 Notices.  All notices, requests, consents, approvals,
          -------
waivers and other communications hereunder shall be in writing and shall be deemed given or delivered on the earlier of (i) the date actually received if properly addressed and delivered to the addresses for notices set forth herein, regardless of how sent, or (ii) five (5) business days after being mailed by United States certified or registered mail, return receipt requested, with postage prepaid, in each case addressed in accordance with the following:
          11.3.1    Mallinckrodt Notice Address.  Notices and
                    ---------------------------
other communications to Mallinckrodt shall be sent to the following addresses:

          Mallinckrodt Inc.
          675 McDonnell Boulevard
          St. Louis, Missouri  63134
          Attention: Mack G. Nichols, President and
                     Chief Operating Officer
          Telephone No.: (314) 854-5320
          Facsimile No.: (314) 854-5323

          with a required copy to:

          Mallinckrodt Inc.
          675 McDonnell Boulevard
          St. Louis, Missouri  63134
          Attention: Roger A. Keller, Vice President and General
                     Counsel
          Telephone No.:  (314) 854-5240
          Facsimile No.:  (314) 854-5366



or to such other addresses as Mallinckrodt may from time to time designate in a notice pursuant to this Section 11.3.

          11.3.2    Newco and Roche Notice Address.  Notices and
                    ------------------------------
other communications to Newco and/or Roche shall be sent to the following addresses:

               Roche Holdings, Inc.
               15 East North Street
               Dover, Delaware 19901
               Attention: Treasurer
               Telephone No.: (302) 425-4701
               Facsimile No.: (302) 425-4713

     with a required copy to:

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, New York 10017
               Attention:   Phillip R. Mills
               Telephone No.: (212) 450-4618
               Facsimile No.: (212) 450-5500

or to such other addresses as Newco may from time to time designate in a notice pursuant to Section 11.3.
     11.4 Assignment.  None of Mallinckrodt, Newco or Roche shall
          ----------
assign this Contribution Agreement, or any rights hereunder, by operation of law or otherwise, without the prior written consent of the other parties hereto.
     11.5 Waiver.  No waiver of any provision hereof shall be
          ------
effective unless such waiver is set forth in a writing signed by the party to be charged thereby, and then such written waiver shall be effective only in the instance and for the purpose specified therein. No failure or delay on the part of any party in exercising any right, power or privilege under this Contribution Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     11.6 Amendments.  This Contribution Agreement may be amended
          ----------
or modified in whole or in part only by a duly authorized written agreement that refers to this Contribution Agreement and is signed by all of the parties hereto.
     11.7 Limitations on Rights of Third Parties.  Nothing
          --------------------------------------
express or implied in this Contribution Agreement is intended or shall be construed to confer upon or give any person or entity other than Mallinckrodt, Newco and Roche any rights under this Contribution Agreement; provided, however, that GRI shall be deemed a third-party beneficiary of this Agreement with respect to the representations and warranties of Mallinckrodt set forth in ARTICLE 3 hereof. Any claim brought by GRI against Mallinckrodt with respect to such representations and warranties shall be subject to any defense which Mallinckrodt would have if it were Roche, rather than GRI, bringing such claim.
     11.8 Counterparts.  This Contribution Agreement may be
          ------------
executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.9 Governing Law.  This Contribution Agreement shall be
          -------------
governed by and construed and enforced in accordance with the laws of the State of New York of the United States of America, without giving effect to its conflict of law principles.
     11.10     Entire Agreement.  This Contribution Agreement and
               ----------------
the Wrap Agreement constitute and contain the entire agreements between Mallinckrodt, Newco and the Interested Persons with respect to the subject matter hereof and thereof and supersede all other agreements, written or oral, made prior to the date hereof or contemporaneously herewith and relating to the transactions contemplated by the Transaction Documents. No representation, warranty, covenant or agreement relating to the transactions contemplated by this Contribution Agreement and the Wrap Agreement shall be binding upon any party hereto unless expressly set forth in this Contribution Agreement or the Wrap Agreement, and then only to the extent so provided in such agreements.

     IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the day and year first above written.

                              MALLINCKRODT INC.

                              By:    ______________________
                              Name:  ______________________
                              Title: ______________________



                              ROCHE HOLDINGS, INC.

                              By:    ______________________
                              Name:  ______________________
                              Title: ______________________



                              GIVAUDAN-ROURE (UNITED STATES) INC.

                              By:    ______________________
                              Name:  ______________________
                              Title: ______________________